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                                                    EXHIBIT (5)


                         April 6, 1995




PacifiCorp
700 NE Multnomah
Suite 1600
Portland, OR 97232


          We have acted as counsel to PacifiCorp (the
"Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering interests (the "Plan Interests") in the PacifiCorp K Plus Employee Savings and Stock Ownership Plan (the "K Plus Plan") and the Utah Power & Light Company Employee Savings and Stock Purchase Plan of PacifiCorp (the "Utah Plan"), together with 3,000,000 shares of Common Stock of PacifiCorp (the "Shares") to be issued thereunder from time to time. We have reviewed the corporate action of the Company in connection with this matter and have examined those documents, corporate records and other instruments we deemed necessary for purposes of this opinion.

          Based on the foregoing, we are of the opinion that:

     1. Each of the K Plus Plan and the Utah Plan has been duly established by the Company and the Plan Interests have been duly authorized for issuance. When the Plan Interests are issued in accordance with the terms and conditions of the K Plus Plan or the Utah Plan, they will be legally and validly issued.

     2. The Shares have been duly authorized by all necessary corporate action and, when issued in accordance with the terms and conditions of the K Plus Plan or the Utah Plan and the resolutions of the Company's Board of Directors, and, with respect to any newly issued Shares, upon obtaining any necessary state regulatory approvals, the Shares will be legally issued, fully paid and nonassessable.
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PacifiCorp
April 6, 1995
Page 2


          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                              Very truly yours,



                              STOEL RIVES BOLEY JONES & GREY